Intricon Corporation Announces Appointment of Chief Financial Officer

ARDEN HILLS, Mn. – Feb 8, 2021 - Intricon Corporation (NASDAQ: IIN), an international company engaged in designing, developing, engineering, and manufacturing miniature interventional, implantable and body-worn medical devices, today announced that Ellen Scipta has been appointed Chief Financial Officer (CFO), effective immediately. As a key member of Intricon’s executive leadership team, Ms. Scipta will lead the company’s financial operations and aid the management team on growing Intricon.

“We are extremely pleased to welcome a strong leader like Ellen to the Intricon team. Her unique skill set that blends engineering with extensive financial experience will be invaluable as we continue to expand and advance our global footprint in micro-medical technology,” said Scott Longval, President and Chief Executive Officer. “We are fortunate to have a strong finance team, and now a smooth transition plan in place that readily enables us to make the next stride forward in operational growth and financial performance.”

Ms. Scipta brings more than 20 years of financial leadership experience to the Intricon team rooted in delivering shareholder value and driving growth. Most recently, she served as the Vice President of Finance at Bio-Techne, a global manufacturer and retailer of Life Science and Diagnostic Products, where she was responsible for all strategic, financial, and operating processes. Previously, she served as the Director of Enterprise Strategy as well as Director of Financial Planning and Analysis at CHS Inc., a Fortune 100 Agriculture and Energy Cooperative. Prior to CHS Inc., Ms. Scipta held financial leadership roles within retailers Best Buy Co, Inc., and Target Corporation. Earlier in her career, Ms. Scipta served as a strategy consultant for PricewaterhouseCoopers.

“I was immediately impressed by Intricon’s team, culture, board, unique range of device platforms and growth potential,” said Ms. Scipta. “I am excited to be joining such a hardworking and dedicated organization and contributing to the expansion of company’s platforms and growth.”

Ms. Scipta holds an MBA with a concentration in Finance and Strategy from the Kelley School of Business at Indiana University. As an undergraduate, Ms. Scipta received a Congressional appointment to attend the United States Airforce Academy but later transferred to Purdue University where she completed her B.S. in Aeronautical and Astronautical Engineering.

About Intricon Corporation

Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. lntricon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market.

Investor Relations Contact
Leigh Salvo

(415) 937-5404
InvestorRelations@Intricon.com